Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

relating to a

EUR 440,000,000 364-DAY TERM LOAN FACILITY

Dated as of August 25, 2006

among

SHEFFIELD INVESTMENTS S.L.

and

THE INITIAL LENDERS NAMED HEREIN

and

CITIBANK INTERNATIONAL PLC

as Administrative Agent

_________________________

CITIGROUP GLOBAL MARKETS LIMITED

UBS SECURITIES LLC

as Joint Lead Arrangers and Joint Bookrunners

i

Table of Contents
(continued)

ii

Table of Contents
(continued)

SCHEDULE

Schedule 1	-	List of Applicable Lending Offices
Schedule 2	-	Calculation of Mandatory Cost
Schedule 3	-	Commitments

EXHIBITS
Exhibit A-1	-	Form of Notice of Borrowing
Exhibit A-2	-	Form of Interest Period Election Notice
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Bank Account Charge
Exhibit D	-	Form of Note
Exhibit E-1	-	Form of Opinion of Spanish Counsel for the Borrower
Exhibit E-2	-	Form of Opinion of New York Counsel for the Borrower
Exhibit E-3	-	Form of Opinion of English Counsel for the Borrower
Exhibit F	-	Form of Opinion of New York Counsel for the Administrative Agent
Exhibit G	-	Form of Confidentiality Agreement

iii

THIS AGREEMENT is dated as of August 25, 2006

AMONG

(1)         SHEFFIELD INVESTMENTS S.L., a company organized under the laws of the Kingdom of Spain (the “Borrower”);

(2)         THE FINANCIAL INSTITUTIONS AND OTHER INSTITUTIONAL LENDERS (the “Initial Lenders”) listed on the signature pages hereof; and

(3)         CITIBANK INTERNATIONAL PLC (“Citibank”), as administrative agent (the “Administrative Agent”) for the Lenders; and

IT IS AGREED as follows:

1.             DEFINITIONS AND ACCOUNTING TERMS

1.1.                              Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Bank” has the meaning specified in the Account Bank Agreement.

“Account Bank Agreement” means the account bank agreement between the Borrower and Citibank, N.A., London Branch establishing the Charged Account.

“Administrative Agent” has the meaning specified in the recital of the parties to this Agreement.

“Administrative Agent Account” means (a) for transactions in Euro, the account of Citibank, maintained by Citibank, N.A., at its office in London, England, Account No. 944823, Attention Loans Agency, (b)  for transactions in Sterling, the account of Citibank, maintained by Citibank, N.A., at its office in London, England, Account No. 558397, Attention Loans Agency, or (c) such other account as is designated in writing from time to time by the Administrative Agent, the Borrower and the Lenders for such purpose.

“Advance” has the meaning specified in Section 2.1(a).

“Agent” means the Administrative Agent or the Collateral Agent.

“Applicable Interest Rate Margin” means 0.25% per annum.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s lending office set forth on Schedule 1 hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit B hereto.

“Availability Date” means the date that is 30 days after the date of this Agreement or, if such date is not a Business Day, the next succeeding Business Day.

“Bank Account Charge” has the meaning specified in Section 3.1.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” has the meaning specified in the recital of the parties to this Agreement.

“Borrowing” means a borrowing consisting of simultaneous Advances made by each of the Lenders pursuant to Section 2.2.

“Business Day” means a day on which banks are open for business in London and the Trans-European Automated Real-time Gross settlement Express Transfer System (TARGET) is operating.

“Charge” has the meaning specified in the Bank Account Charge.

“Charged Assets” has the meaning specified in the Bank Account Charge.

“Charged Account” has the meaning specified in the Bank Account Charge.

“Collateral” means all collateral referred to in the Collateral Documents.

“Collateral Agent” means Citicorp Trustee Company, Limited, in its capacity as Collateral Agent under the Collateral Documents, and its successors and assigns.

“Collateral Documents” means the Bank Account Charge or any document delivered pursuant to Section 5.1(c) intended to create a lien in favor of the Collateral Agent.

“Commitment” means as to any Lender (i) the amount set forth opposite such Lender’s name on Schedule 3 hereof or (ii) if such Lender has entered into an Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.7(d), in each case as such amount may be reduced pursuant to Section 2.7.

“Debt” means, without duplication, (a) indebtedness for borrowed money or for the deferred purchase price of property or services, whether or not evidenced by bonds,

debentures, notes or similar instruments, (b) obligations as lessee under leases that, in accordance with accounting principles generally accepted in the United States, are recorded as capital leases, and (c) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of any other Person of the kinds referred to in clause (a) or (b) above.

“Default” means any event specified in Section 6.1 that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Effective Date” has the meaning specified in Section 3.1.

“Eligible Assignee” means (i) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $5,000,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (or any successor) (“OECD”), or a political subdivision of such country, and having total assets in excess of $5,000,000,000; (iii) the central bank of any country which is a member of the OECD; (iv) a commercial finance company or finance Subsidiary of a corporation organized under the laws of a European Union member country and having total assets in excess of $5,000,000,000; (v) an insurance company organized under the laws of a European Union member country and having total assets in excess of $5,000,000,000; (vi) any Lender; (vii) an affiliate of any Lender; (viii) any other bank, commercial finance company insurance company or other Person approved in writing by the Guarantor, which approval shall be notified to the Administrative Agent; provided that in each case (i) through (viii) above, such Person is (x) a European Union resident without a permanent establishment in Spain to which payments under this Agreement are attributable and that is not deemed resident in a tax haven under Spanish legislation, or (y) resident in a country with an income tax treaty with Spain pursuant to which taxation of interests applies only in the country of residence of the lender.

“Equivalent” in any currency, with respect to any other currency and as of any date, means the rate at which the Administrative Agent offers to exchange such currency for such other currency for same day settlement at its principal office in London as of 11:00 A.M. (London time) on such date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence with respect to a Plan of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the Pension Benefit Guaranty

Corporation (or any successor) (“PBGC”), or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any of its   ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions set forth in Section 302(f)(1)(A) and (B) of ERISA to the creation of a lien upon property or rights to property of the Borrower or any of its ERISA Affiliates for failure to make a required payment to a Plan are satisfied; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; or (h) the termination of a Plan by the PBGC pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“EURIBOR” means an interest rate per annum equal to either:

(a)           (i) the offered rate per annum at which deposits in Euro appear on Reuters Page EURIBOR01 (or any successor page) as of 11:00 A.M. (Brussels time) two Business Days before the first day of an Interest Period for a period equal to such Interest Period as determined by the Banking Federation of the European Union or (ii) with respect to an initial EURIBOR Interest Period beginning on the date of any redenomination of Advances pursuant to Section 2.16, the arithmetic mean (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such arithmetic mean is not such a multiple) of the rates per annum at which deposits in Euro are offered by the principal office of each of the Reference Banks to prime banks in the European interbank market at 11:00 A.M. (Brussels time) on the first day of such Interest Period for an amount substantially equal to the amount that would be the Reference Banks’ respective ratable shares of such Borrowing outstanding during such Interest Period and for a period equal to such Interest Period, as determined by the Administrative Agent on such date, subject, however, to the provisions of Section 2.6, or

(b)           if EURIBOR does not appear on Reuters Page EURIBOR01 (or any successor page), then EURIBOR will be determined by taking the arithmetic mean (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such arithmetic mean is not such a multiple) of the rates per annum at which deposits in Euro are offered by the principal office of each of the Reference Banks to prime banks in the European interbank market at 11:00 A.M. (Brussels time) two Business Days before the first day of such Interest Period for an amount substantially equal to the amount that would be the Reference Banks’ respective ratable shares of such Borrowing outstanding during such Interest Period and for a period equal to such Interest Period, as determined by the Administrative Agent, subject, however, to the provisions of Section 2.6.

“EURIBOR Advance” means an Advance denominated in Euro that bears interest as provided in Section 2.4(a).

“Euro”, “EUR” and the “€” sign each mean the single currency of the Participating Member States.

“Existing Facility” means the senior facilities agreement dated 14 December 1999 between, inter alios, United Biscuits Group (Investments) Limited, as Parent, and Deutsche Bank AG London, as Agent and Security Agent and in various other capacities (as amended, supplemented, varied and/or restated through the date hereof).

“Extension” means the extension of the Termination Date to the date that is 364 days from the date of this Agreement as a result of the occurrence of the Extension Date.

“Extension Date” has the meaning specified in Section 3.3.

“Event of Default” has the meaning specified in Section 6.1.

“Facility” means, at any time, the aggregate amount of the Lenders’ Commitments at such time.

“Federal Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978, as amended from time to time.

“Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign.

“Guarantor” means the Person executing the Guaranty.

“Guaranty” has the meaning specified in Section 3.3.

“Home Jurisdiction Withholding Taxes” means withholding taxes imposed by the jurisdiction under the laws of which the Borrower is organized or any political subdivision thereof.

“Interest Period” means for each Advance comprising part of the same Borrowing, the period commencing on the date of such Advance and ending on the last day of the period selected by the Borrower requesting such Borrowing pursuant to the provisions below.  The duration of such Interest Period for an Advance shall be one, two, three or six months, as the Borrower may select upon notice received by the Administrative Agent, substantially in the form of Exhibit A-2 hereto, not later than

11:00 A.M. (London time) on the third Business Day prior to the first day of such Interest Period; provided, however, that:

(a)           the Borrower may not select any Interest Period that ends after the Termination Date;

(b)           whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day;

(c)           whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month;

(d)           the duration of each Interest Period for LIBOR Advances shall be one Business Day, and

(e)           each Interest Period for EURIBOR Advances beginning prior to the Availability Date shall end on the date that is one month after the Extension Date.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Lenders” means the Initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 8.7 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.

“LIBOR” means an interest rate per annum equal to either:

(a)           the offered rate per annum at which deposits in Sterling on an overnight basis appears on the appropriate British Bankers’ Association screen (or any successor page) at or about 11:00 A.M. (London time) on the day of an Interest Period, or

(b)           if LIBOR does not appear on such British Bankers’ Association screen (or any successor page), then LIBOR will be determined by taking the arithmetic mean (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such arithmetic mean is not such a multiple) of the rates per annum at which deposits in Sterling on an overnight basis are offered by the principal office of each of the Reference Banks to prime banks in the London interbank market at or about 11:00 A.M. (London time) on the day of such Interest Period for an amount substantially equal to the amount that would be the Reference Banks’ respective ratable shares of such Borrowing outstanding during such Interest Period and for a period equal to such Interest Period, as determined by the Administrative Agent, subject, however, to the provisions of Section 2.6.

“LIBOR Advance” means an Advance denominated in Sterling that bears interest as provided in Section 2.4(b).

“Lien” has the meaning specified in Section 5.2(a).

“Loan Documents” means this Agreement, the Notes, prior to the Extension, the Collateral Documents and the Account Bank Agreement, and on and after the Extension Date, the Guaranty, in each case as amended.

“Loan Party” means the Borrower and, on and after the Extension Date, the Guarantor.

“Mandatory Cost” means the percentage rate per annum calculated by the Administrative Agent in accordance with Schedule 2.

“Margin Stock” means margin stock, as such term is defined in Regulation U.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions, such plan being maintained pursuant to one or more collective bargaining agreements.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit D hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender to the Borrower.

“Notice of Borrowing” has the meaning specified in Section 2.2(a).

“Other Taxes” has the meaning specified in Section 2.12(c).

“Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means, with respect to any agreement or other document, a party to such agreement or document (including, if no other agreement or document is specified, this Agreement).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Redenomination Date” has the meaning specified in Section 2.16.

“Reference Banks” means the Initial Lenders.

“Register” has the meaning specified in Section 8.7(d).

“Regulation A” means Regulation A of the Board, as in effect from time to time.

“Regulation U” means Regulation U of the Board, as in effect from time to time.

“Required Lenders” means at any time Lenders holding at least 50.1% of the aggregate Commitments at such time.

“Secured Obligation” has the meaning specified in Clause 1.1 of the Bank Account Charge.

“Secured Parties” means the Agents and the Lenders.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any  ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Sterling” and the “₤” sign each means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“Subsidiary” of any Person means any corporation of which (or in which) more than 50% of the outstanding capital stock having voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Taxes” has the meaning specified in Section 2.12(a).

“Termination Date” means the earlier of (a) the date that is twenty days after the date of the initial Borrowing hereunder, or, if the Extension shall have occurred on or prior to such date, the date that is 364 days after the date of this Agreement, and (b) the date of termination in whole of the Commitments pursuant to Section 2.7 or 6.2.

1.2.                              Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

1.3.                              Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with relevant generally accepted accounting principles.

2.             AMOUNTS AND TERMS OF THE ADVANCES

2.1.                              The Advances.  (a)  Obligation to Make Advances.  Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make up to four advances, in addition to any deemed Advance pursuant to Section 2.16, to the Borrower (each an “Advance” and collectively, with any deemed Advances made pursuant to Section 2.16, the “Advances”) from time to time on any Business Day during the period from the Effective Date until the Availability Date, in an aggregate amount not to exceed such Lender’s Commitment at such time (calculated, with respect to LIBOR Advances, at the Sterling Equivalent in Euro at such time).

(b)                                      Amount of Borrowings.  Each Borrowing shall be in an aggregate amount of no less than €5,000,000 (or if applicable, the Equivalent in Sterling).

(c)                                       Type of Advances.  Each Borrowing shall consist of (i) on and prior to the Extension Date, LIBOR Advances or (ii) on and subsequent to the Extension Date, EURIBOR Advances, made on the same day by the Lenders ratably according to their respective Commitments.  Amounts borrowed under this Section 2.1(c) and repaid or prepaid may not be reborrowed.

2.2.                              Making the Advances.  (a)  Notice of Borrowing.  Each Borrowing shall be made on notice by the Borrower by facsimile to the Administrative Agent, which shall give to each Lender prompt notice thereof by facsimile or other electronic communication; such notice by the Borrower to be given not later than (x) in the case of a Borrowing proposed to be made prior to the Extension Date, 1:00 P.M. (London time) on the Business Day prior to the date of the proposed Borrowing, (y) in the case of a Borrowing proposed to be made on the Extension Date, 9:00 A.M. (London time) on date of the proposed Borrowing, and (z) in the case of a Borrowing proposed to be made thereafter, 10:00 A.M. (Brussels time) on the second Business Day prior to the date of the proposed Borrowing.  Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by facsimile, such notice to be in substantially the form of Exhibit A-1 hereto, specifying therein the requested:

(i)            date of such Borrowing, and

(ii)           aggregate amount and currency of such Borrowing.

(b)                                      Funding Advances.  Each Lender shall, before 2:00 P.M. (London time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing.  After receipt of such funds by the Administrative Agent and upon fulfillment of the applicable conditions set forth in Article 3, the Administrative Agent will make such funds available to the Borrower as specified in the applicable Notice of Borrowing.

(c)                                       Irrevocable Notice.  Each Notice of Borrowing of the Borrower shall be irrevocable and binding on the Borrower.  The Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article 3, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d)                                      Lender’s Ratable Portion.  Unless the Administrative Agent shall have received notice from a Lender prior to 2:00 P.M. (London time) on the day of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.2(b) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower proposing such Borrowing on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at:

(i)            in the case of the Borrower, the higher of (A) the interest rate applicable at the time to Advances comprising such Borrowing and (B) the cost of funds incurred by the Administrative Agent in respect of such amount, and

(ii)           in the case of such Lender, the cost of funds incurred by the Administrative Agent in respect of such amount.

If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

(e)                                       Independent Lender Obligations.  The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

2.3.                              Repayment of Advances.  The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Termination Date the unpaid principal amount of the Advances then outstanding.

2.4.                              Interest on Advances.  Subject to Section 2.6(c), the Borrower shall pay interest on the unpaid principal amount of each Advance owing by the Borrower to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(a)                                       EURIBOR Advances.  During such periods as such Advance is a EURIBOR Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) EURIBOR for such Interest Period for such Advance plus (y) the Applicable Interest Rate Margin plus (z) Mandatory Cost, if any, payable in arrears on the last day of such Interest Period and on the date such EURIBOR Advance shall be paid in full.

(b)                                      LIBOR Advances.  During such periods as such Advance is a LIBOR Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) LIBOR for such Interest Period for such Advance plus (y) the Applicable Interest Rate Margin plus (z) Mandatory Cost, if any, payable in arrears on the last day of such Interest Period and on the date such LIBOR Advance shall be paid in full; provided, that notwithstanding the foregoing, interest accrued on each LIBOR Advance on or prior to the date that is the earlier of the Termination Date and the Redenomination Date shall be payable in arrears on such date (and subject, in the case of a redenomination of Advances, to being capitalized pursuant to Section 2.16).

2.5.                              Absence of Interest Period for Advances; Number of Interest Periods.  (a)  If the Borrower shall fail to select the duration of any Interest Period for any Advances beginning on or after the Availability Date in accordance with the provisions contained in the definition of the term “Interest Period,” the Administrative Agent will forthwith so notify the Borrower and the Lenders and the Interest Period for such Advances will automatically, on the last day of the then existing Interest Period therefor, be one month.

(b)                                      The Borrower may not select more than two simultaneous Interest Periods for Advances for any period beginning on the date that is one month after the Extension Date.

2.6.                              Interest Rate Determination for Advances.  (a)  Methods to Determine EURIBOR and LIBOR.  The Administrative Agent shall determine EURIBOR and LIBOR by using the methods described in the definition of the terms “EURIBOR” and “LIBOR,” respectively, and shall give prompt notice to the Borrower and Lenders of each such EURIBOR or LIBOR.

(b)                                      Role of Reference Banks.  In the event that EURIBOR or LIBOR cannot be determined by the method described in clause (a) of the definitions “EURIBOR” or “LIBOR,” respectively, each Reference Bank agrees to furnish to the Administrative Agent timely information for the purpose of determining EURIBOR or LIBOR, as the case may be, in accordance with the method described in clause (b) of the definitions thereof.  If any one or more of the Reference Banks shall not furnish such timely information to the Administrative Agent for the purpose of determining EURIBOR or LIBOR, the Administrative Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks.

(c)                                       Market Disruption. (i) If the applicable Reuters Page or British Bankers’ Association screen is unavailable and no Reference Banks furnish timely information to the Administrative Agent for determining EURIBOR for any EURIBOR Advances or LIBOR for any LIBOR Advances, as the case may be, or (ii) the Lenders owed or required to lend at least 50.1% of the aggregate principal amount of the Facility notify the Administrative Agent that EURIBOR or LIBOR for any Interest Period will not adequately reflect the cost to such Lenders of making, funding or maintaining their respective Advances for such Interest Period (each, a “Market Disruption Event”) then the rate of interest on each Lender’s share of that Advance for the Interest Period shall be the rate per annum which is the sum of (x) the Applicable Interest Rate Margin plus (y) the rate notified to the Administrative Agent and the Borrower by that Lender in a certificate (which sets out the details of the computation of the relevant rate and shall be prima facie non-binding evidence of the same) as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Advance from whatever source it may reasonably select plus  (z) Mandatory Cost, if any, applicable to that Lender’s participation in the Advance.

(d)                                      If a Market Disruption Event occurs and the Administrative Agent or the Borrower so requires:

(i)            the Administrative Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing on a substitute basis for determining the interest rate; and

(ii)           any alternative basis agreed upon pursuant to clause (i) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all such parties hereto.

2.7.                              Termination or Reduction of the Commitments.  (a) On the Availability Date, after giving effect to any Borrowings made on or before such date, and from time to time thereafter upon each repayment or prepayment of the Advances, the aggregate Commitments of the Lenders shall be automatically and permanently reduced, on a pro rata basis, by an amount equal to the amount by which the aggregate Commitments immediately prior to such reduction exceed the aggregate unpaid principal amount of the Advances then outstanding.

(b)         The Borrower may, upon at least three Business Days’ notice to the Administrative Agent, terminate in whole or reduce in part the unused portions of the Commitment; provided, however, that each partial reduction thereof shall be in an aggregate amount of at least €20,000,000.

2.8.                              Prepayments of Advances.  (a)  Mandatory Prepayments.  If, on the date of a redenomination of Advances made pursuant to Section 2.16, after giving effect to such redenomination the Administrative Agent notifies the Borrower that the aggregate principal amount of the Advances exceeds the aggregate amount of the Lenders’ Commitments on such date, the Borrower shall on such date prepay an amount of Advances equal to the amount of such excess.

(b)                                      Optional Prepayments.  The Borrower may, upon at least three Business Days’ notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part; provided, however, that each partial prepayment shall be in an aggregate principal amount of no less than €20,000,000 (or its Equivalent in Euro in the case of a LIBOR Advance), as the case may be, or the remaining balance if less than €20,000,000 (or its Equivalent in Euro in the case of a LIBOR Advance).

(c)                                       Each prepayment made pursuant to this Section 2.8 shall be made together with any unpaid interest accrued to the date of such prepayment on the principal amounts prepaid and any additional amounts which the Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 8.4(b).

2.9.                              Increased Costs.  (a)  Costs from Change in Law or Authorities.  If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements to the extent such change is included in Mandatory Cost) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Advances (excluding for purposes of this Section 2.9 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.12 shall govern) and, (ii) changes in the basis of taxation of overall net income or overall gross income by the jurisdiction or state under the laws of which such Lender is organized, or has its Applicable Lending Office or any political subdivision thereof, then the Borrower of the affected Advances shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.  A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b)                                      Reduction in Lender’s Rate of Return.  In the event that, after the date hereof, the implementation of or any change in any law or regulation, or any guideline or directive (whether or not having the force of law) or the interpretation or administration thereof by any central bank or other authority charged with the administration thereof, imposes, modifies or deems applicable any capital adequacy or similar requirement (including, without limitation, a request or requirement which affects the manner in which any Lender allocates capital resources to its commitments, including its obligations hereunder) and as a result thereof, in the sole opinion of such Lender, the rate of return on such Lender’s capital as a consequence of its obligations hereunder is reduced to a level below that which such Lender could have achieved but for such circumstances, but reduced to the extent that Borrowings are outstanding from time to time, then in each such case, upon demand from time to time the Borrower shall pay to such Lender such additional amount or amounts as shall compensate such Lender for such reduction in rate of return; provided that, in the case of each Lender, such additional amount or amounts shall not exceed 0.15 of 1% per annum of such Lender’s Commitment.  A certificate of such Lender as to any such additional amount or amounts shall be conclusive and binding for all purposes, absent manifest error.  Except as provided below, in determining any such amount or amounts each Lender may use any reasonable averaging and attribution methods.  Notwithstanding the foregoing, each Lender shall take all reasonable actions to avoid the imposition of, or reduce the amounts of, such increased costs, provided that such actions, in the reasonable judgment of such Lender, will not be otherwise disadvantageous to such Lender, and, to the extent possible, each Lender will calculate such increased costs based upon the capital requirements for its Commitment hereunder and not upon the average or general capital requirements imposed upon such Lender.

2.10.                        Illegality.  Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Applicable Lending Office to perform its obligations hereunder to make Advances or to fund or maintain Advances, then the obligation of such Lender to make such Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist and the relevant aggregate Commitments shall be temporarily reduced by the amount of such Lender’s share of the Commitments affected by such illegality for the duration of the suspension with respect to such Advances; provided, however, that each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would allow such Lender or its Applicable Lending Office to continue to perform its obligations to make Advances or to continue to fund or maintain Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

2.11.                        Payments and Computations.  (a)  Time and Distribution of Payments.  The Borrower shall make each payment hereunder, without set-off or counterclaim, not later than 11:00 A.M. (London time) on the day when due to the Administrative Agent at the Administrative Agent’s Account in same day funds.  The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest ratably (other than amounts payable pursuant to Section 2.9, 2.12 or 8.4(b)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  From and after the effective date of an Assignment and Acceptance pursuant to Section 8.7, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)                                      Computation of Interest.  All computations of interest shall be made by the Administrative Agent on the basis of a year of 360 days for EURIBOR Advances and 365 days for LIBOR Advances, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest are payable.  Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)                                       Payment Due Dates.  Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of EURIBOR Advances or LIBOR Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

(d)                                      Presumption of Borrower Payment.  Unless the Administrative Agent receives notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent the Borrower has not made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent at the cost of funds incurred by the Administrative Agent in respect of such amount.

(e)                                       Default Interest.  Upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in Section 2.4 or Section 2.11, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on such Advance.

2.12.                        Taxes.  (a) Any and all payments by the Borrower hereunder shall be made, in accordance with Section 2.11, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, (i) in the case of each Lender and each Agent, taxes imposed on its net income and franchise taxes imposed on it , in each case, by the jurisdiction under the laws of which such Lender or Agent (as the case may be), is organized or any political subdivision thereof, (ii) in the case of each Lender, taxes imposed on its overall net income and franchise taxes imposed on it , in each case, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof, and (iii) in the case of each Lender and each Agent, taxes imposed on its net income,  franchise taxes imposed on it and any tax imposed by means of withholding, in each case, to the extent such tax is imposed solely as a result of a present or former connection (other than the execution, delivery and performance of this Agreement or a Note or the receipt of any payment, or the enforcement of any rights, under this Agreement or a Note ) between such Lender or Agent (as the case may be) and the taxing jurisdiction (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder being hereinafter referred to as “Taxes”).

(b)                                      If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Lender or Agent (as the case may be), receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(c)                                       In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise, transfer or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement (hereinafter referred to as “Other Taxes”).

(d)                                      The Borrower shall indemnify each Lender and each Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.12) paid by such Lender or Agent (as the case may be), and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  This indemnification shall be made within 30 days from the date such Lender or Agent (as the case may be), makes written demand therefor.

(e)                                       Within 30 days after the date of any payment of Taxes, the applicable Loan Party shall furnish to the relevant Agent at its address referred to in Section 8.2, the original or a certified copy of a receipt evidencing such payment.  If the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall, at the request of the relevant Agent, furnish or cause the payor to furnish, such Agent and each Lender an opinion of counsel reasonably acceptable to such Agent stating that such payment is exempt from Taxes.

(f)                                         Each Lender shall provide each of the Agents and the Borrower with two original Internal Revenue Service Forms W-9, W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service certifying that such Lender is exempt from or entitled to a reduced rate of United States federal withholding taxes on payments pursuant to this Agreement as reasonably requested in writing by the Borrower or the relevant Agent but only to the extent that it is lawfully able to do so.

(g)                                      Each Lender, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, shall provide each of the Agents and the Borrower with any form or certificate that is required by any taxing authority certifying that such Lender is exempt from or entitled to a reduced rate of Home Jurisdiction Withholding Taxes on payments pursuant to this Agreement (including, if applicable, a certificate of residency for tax purposes duly issued by the competent tax authority of the country of residence of such Lender so that payments can be made by the Borrower without withholding tax being imposed), it being understood that the Certificates of Residence in the United Kingdom previously provided by the Initial Lenders to the Borrower and the Agents satisfy this requirement as to them. Thereafter, each such Lender shall provide additional certificates (i) to the extent a form or certificate previously provided has become inaccurate or invalid or has otherwise ceased to be effective or (ii) as requested in writing by the Borrower or the relevant Agent.  Unless the Borrower has received forms or other documents satisfactory to them indicating that payments hereunder are not subject to Home Jurisdiction Withholding Taxes or are subject to Home Jurisdiction Withholding Taxes at a rate reduced by an applicable tax treaty, the Borrower shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender.

(h)                                      Any Lender claiming any additional amounts payable pursuant to this Section 2.12 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions), at the reasonable request of the Borrower, to select or change the jurisdiction of its Applicable Lending Office if the making of such a selection or change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise economically disadvantageous to such Lender.

(i)                                          No additional amounts will be payable pursuant to this Section 2.12 with respect to (i) any Home Jurisdiction Withholding Taxes that would not have been payable had the Lender provided the relevant forms or other documents pursuant to Section 2.12 (g);

or (ii) in the case of an Assignment and Acceptance by a Lender to an Eligible Assignee, any Home Jurisdiction Withholding Taxes that exceed the amount of such Taxes that are imposed prior to such Assignment and Acceptance, unless such Assignment and Acceptance resulted from the demand of the Borrower.

(j)                                          If any Lender or Agent, as the case may be, obtains a refund of any Tax for which payment has been made pursuant to this Section 2.12, which refund in the sole good faith judgment of such Lender or Agent, as the case may be, (and without any obligation to disclose its tax records) is allocable to such payment made under this Section 2.12, the amount of such refund (together with any interest received thereon and reduced by reasonable costs incurred in obtaining such refund) promptly shall be paid to the applicable Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.12 with respect to the Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses of the Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the applicable Loan Party, upon the request of the Agent or such Lender, accompanied by a written explanation setting forth in reasonable detail the basis therefor, agrees to promptly repay the amount paid over to the Loan Party to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Loan Party or any other Person.

2.13.                        Sharing of Payments, Etc.  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Sections 2.9, 2.12 or 8.4(b)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, provided further, that, so long as the obligations under this Agreement and the Notes shall not have been accelerated, any excess payment received by any Lender shall be shared on a pro rata basis only with other Lenders.  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

2.14.                        Evidence of Debt.  (a)  Lender Records; Notes.  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances.  The Borrower shall, upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Commitment of such Lender.

(b)                                      Record of Borrowings, Payables and Payments.  The Register maintained by the Administrative Agent pursuant to Section 8.7(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded as follows:

(i)            the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and the Interest Period applicable thereto;

(ii)           the terms of each Assignment and Acceptance delivered to and accepted by it;

(iii)          the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder; and

(iv)          the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.

(c)                                       Evidence of Payment Obligations.  Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.14(b), and by each Lender in its account or accounts pursuant to Section 2.14(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

2.15.                        Use of Proceeds.  The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely to purchase the stock of United Biscuits Iberia S.L., including purchase price adjustments, any repayment of intercompany debt in connection with such purchase and for a deemed Advance hereunder on the Extension Date, provided that prior to the Extension the Borrower shall maintain the proceeds of the Advances on deposit in the bank account pledged to the Secured Parties under the Bank Account Charge.

2.16.                        Redenomination of Advances.  On the Extension Date, (i)  the accrued and unpaid interest on the Advances owing to each Lender on such date shall be converted into a LIBOR Advance owing to such Lender, as if an additional Borrowing were made by the Lenders to the Borrower on such date in an aggregate principal amount equal to the amount of such accrued interest, and (ii) immediately thereafter, each LIBOR Advance shall be redenominated into a EURIBOR Advance at an exchange rate equal to the Equivalent in Euro of such LIBOR Advance on such date (and the Borrower shall make any prepayment required by Section 2.8(a)); provided that if the conditions to the Extension are fulfilled subsequent to 10:00A.M. (Brussels time) on the Extension Date, the conversion of interest and redenomination described in clauses (i) and (ii) of this Section 2.16 will occur on the Business Day immediately subsequent to the Extension Date (such date on which such redenomination occurs, the “Redenomination Date”); and provided further that any Advances made on the Extension Date other than the deemed Advances referred to in clause (i) above and Advances made as EURIBOR Advances shall be redenominated into EURIBOR Advances on the Business Day immediately subsequent to the Extension Date at the rate at which the Administrative Agent offers to exchange Sterling for Euro for next day settlement at its principal office in London as of 11:00 A.M. (London Time) on the Extension Date.

3.             CONDITIONS TO EFFECTIVENESS AND LENDING

3.1.                              Conditions Precedent to Effectiveness.  The obligation of the Lenders to make Advances under this Agreement shall become effective on and as of the first date (the “Effective Date”) prior to September 15, 2006 on which the following conditions precedent have been satisfied:

(a)                                       The Borrower shall have notified the Administrative Agent in writing as to the proposed Effective Date.

(b)                                      On the Effective Date, the following statements shall be true and the Administrative Agent shall have received for the account of each Lender a certificate signed by a duly authorized signatory of the Borrower, dated the Effective Date, stating that:

(i)            the representations and warranties contained in Section 4.1 are correct on and as of the Effective Date, and

(ii)           no event has occurred and is continuing that constitutes a Default or Event of Default.

(c)                                       The Administrative Agent shall have received on or before the Effective Date the following, each dated on or prior to such day (except as otherwise noted below), in form and substance satisfactory to the Administrative Agent:

(i)            A bank account charge in substantially the form of Exhibit C hereto (the “Bank Account Charge”), duly executed by the Borrower, together with:

(A)                              Evidence that the Charged Account has been opened with the Account Bank;
(B)                                A Notice of Charged Account to the Account Bank, duly executed by the Borrower as chargor;
(C)                                An Acknowledgement of Charged Account to the Collateral Agent; duly executed by the Account Bank.

(ii)           Evidence that the lenders under that certain credit agreement dated as of 14 December, 1999, as amended and restated pursuant to a seventh supplemental agreement dated 23 September, 2004 between, amongst others, Regentrealm Limited, as borrower, Deutsche Bank AG London, as lender, arranger, agent, security agent, sole book runner and documentation agent, and other lenders party thereto, have consented to the consummation of the transactions contemplated by the Loan Documents.

(iii)          Certified copies of:

(A)                              constitutional deed and up-dated by-laws of the Borrower; and
(B)                                public deed amending certain Articles of the by-laws of the Borrower in order to, among other things, change its managing structure from a sole administrator to 3 joint and several administrators, authorized by the Notary of Barcelona Mr. Miquel Tarragona Coromina on 14 July 2006 under number 3688 of his official record, registered with the Mercantile Registry of Barcelona on 4 August 2006, where it is expressly stated that the joint and several administrators have accepted their appointment and Mr. Joan Casaponsa Sitjas, Mr. Anthony Jenkins and Ms. Montserrat Serra Puntí are appointed as joint and several administrators.

(iv)          A certificate of a duly authorized signatory of the Borrower, attesting as to the solvency of the Borrower.

(v)           Favorable opinions of counsel relating to the Borrower substantially in the form of Exhibits E-1, E-2 and E-3 hereto.

(vi)          A favorable opinion of Shearman & Sterling LLP, counsel for the Administrative Agent, substantially in the form of Exhibit F hereto.

(vii)         A letter duly executed by the Process Agent accepting its appointment as agent for the service of process, in form and substance satisfactory to the Lenders.

(d)                                      The Borrower shall have paid all accrued fees and reasonable expenses of the Administrative Agent and the Lenders with respect to this Agreement for which the

Administrative Agent shall have made reasonable demand in accordance with Section 8.4(a) on or prior to the Effective Date, unless payment of such amounts has otherwise been arranged to the satisfaction of the Administrative Agent.

(e)                                       This Agreement shall have been executed by the Borrower, the Administrative Agent and each Initial Lender.

The Administrative Agent shall notify the Borrower, the Guarantor and the Initial Lenders of the date which is the Effective Date upon satisfaction of all of the conditions precedent set forth in this Section 3.1.

3.2.                              Conditions Precedent to Each Borrowing.  The obligation of each Lender to make an Advance on the occasion of each Borrowing is subject to the conditions precedent that

(a)                                       the Effective Date shall have occurred;

(b)                                      on the date of such Borrowing the following statements shall be true, and the acceptance by the Borrower of the proceeds of such Borrowing shall be a representation by the Borrower, as the case may be, that:

(i)            the representations and warranties contained in Section 4.1 and in the other Loan Documents are correct on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(ii)           after giving effect to the application of the proceeds of all Borrowings on such date (together with any other resources of the Borrower applied together therewith) no event has occurred and is continuing, or would result from such Borrowing, that constitutes a Default or Event of Default; and

(c)                                       with respect to the initial Borrowing only, the Borrower shall have delivered to the Administrative Agent a copy of the Operating Financial Number (Numero de Operación Financiera) from the Bank of Spain.

3.3.                              Conditions Precedent to the Extension.  The Extension shall occur on and as of the first date (the “Extension Date”) prior to the Termination Date on which the following conditions precedent have been satisfied:

(a)                                       The Borrower and the Guarantor shall have notified each Lender and the Administrative Agent in writing as to the proposed Extension Date.

(b)                                      The Administrative Agent shall have received on or before such date the following, each dated on or prior to such day (except as otherwise noted below), in form and substance satisfactory to the Administrative Agent and each Initial Lender:

(i)            A guaranty or other form of credit enhancement in each case on terms satisfactory to the Initial Lenders (in their sole discretion) (the “Guaranty”), duly executed by a Guarantor that is satisfactory to the Initial Lenders (in their sole discretion), in favor of the Administrative Agent on behalf of the Secured Parties.

(ii)           A certificate of the Secretary or an Assistant Secretary of the Guarantor certifying that the Board of Directors of the Guarantor has authorized the Guaranty, and the names and true signatures of the officers of the Guarantor authorized to sign the Guaranty and the other documents to be delivered hereunder.

(iii)          Favorable opinions of internal Virginia and external New York counsel to the Guarantor in form and substance satisfactory to the Administrative Agent acting reasonably.

(c)                                       The Guarantor shall have paid all accrued fees and reasonable expenses of the Administrative Agent and the Lenders with respect to the Guaranty for which the Administrative Agent shall have made reasonable demand to the extent then due and payable pursuant to any agreement between the Guarantor, the Administrative Agent and/or the Initial Lenders or their affiliates relating to the Guaranty on or prior to the Extension Date.

The Administrative Agent shall promptly notify the Borrower, the Guarantor, the Lenders and the Collateral Agent of the date which is the Extension Date upon satisfaction of all of the conditions precedent set forth in this Section 3.3.  For purposes of determining compliance with the conditions specified in this Section 3.3, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Extension Date, specifying its objection thereto.

4.             REPRESENTATIONS AND WARRANTIES

4.1.                              Representations and Warranties of the Borrower.  The Borrower represents and warrants as follows:

(a)                                       It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b)                                      The execution, delivery and performance of the Loan Documents to which it is or is to be a party are within its corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) its charter, by-laws or similar constitutional instruments or (ii) in any material respect, any law, rule, regulation or order of any court or governmental agency or any contractual restriction binding on or affecting it.

(c)                                       No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by it of the Loan Documents to which it is or is to be a party, other than those referred to in the Collateral Document which have been obtained or made, and other than the Operating Financial Number (Numero de Operación Financiera) to be obtained from the Bank of Spain.

(d)                                      This Agreement and the Bank Account Charge is, and each of the Notes to be delivered by it when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(e)                                       There is no pending or threatened action or proceeding affecting it or any of its Subsidiaries before any court, governmental agency or arbitrator (a “Proceeding”) that affects or purports to affect the legality, validity or enforceability of the Loan Documents.

(f)                                         None of the proceeds of any Advance will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose that would constitute the Advances as a “purpose credit” within the meaning of Regulation U and, in each case, would constitute a violation of Regulation U.

(g)                                      At all times prior to the Extension Date, all filings and other actions necessary or desirable to perfect and protect the security interest in the Collateral created under the Collateral Documents have been duly made or taken and are in full force and effect, and the Collateral Documents create in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral, securing the payment of the Secured Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken.  At all times prior to the Extension Date, the Borrower is the legal and beneficial owner of the Collateral free and clear of any Lien, except for the liens and security interests created under the Loan Documents.

(h)                                      The Borrower is a wholly-owned direct or indirect Subsidiary of, prior to the Extension Date, United Biscuits Investments B.V., on the Extension Date, Deluxestar Limited, and, on and subsequent to the Extension Date, the Guarantor.

(i)                                          The Loan Documents are in proper legal form under the law of the Kingdom of Spain for the enforcement thereof against the Loan Parties under the law of the Kingdom of Spain; and to ensure the legality, validity, enforceability or admissibility in evidence of the Loan Documents in the Kingdom of Spain it is not necessary that any Loan Document or any other document be registered, filed or recorded with any court or other authority in the Kingdom of Spain or that any stamp or similar tax be paid on or in respect of any Loan Document, other than a sworn translation of the Loan Documents.

(j)                                          The Spanish courts would recognize the choice of New York law or English law (as the case may be) as the governing law of the Loan Documents in accordance with, and subject to the limitations set forth in, the Rome Convention dated June 19, 1980 on the law applicable to contractual obligations.  When applying New York law or English law (as the case may be) as the law governing the Loan Documents, the courts of Spain, by virtue of the Rome Convention:  (i) may give effect to the mandatory rules of law of another country with which the situation has a close connection, if and insofar as, under the law of such country, those rules must be applied whatever the law applicable to the Loan Documents; (ii) will apply the law of Spain in a situation where it is mandatory irrespective of the law otherwise applicable to the Loan Documents; (iii) may refuse to apply New York or English law (as the case may be) in relation to the Loan Documents if such application violates the public policy (orden publico) of Spain, or if submission to New York Law or English law (as the case may be) is deemed to have been made with the aim of avoiding the application of mandatory Spanish laws or legal requirements; and (iv) shall have regard to the law of the country in which performance takes place in relation to the manner of performance and the steps to be taken in the event of defective performance.

(k)                                       The submission to the jurisdiction of the New York courts will be valid and binding on the Borrower pursuant to the Spanish Supreme Court bilateral interpretation of article 22. 2 of the Spanish Organic Law 6/1985, dated 1 July, of Judiciary Power (Ley Organica 6/1985, de 1 de julio, del poder judicial) (hereinafter, the “Organic Law of Judiciary Power”) provided that:  (i) where rendering the judgment no exclusive jurisdiction of Spanish courts or the courts of a Member State of Council Regulation (EC) No 44/2001 of 22 December 2000 on Jurisdiction and the Recognition and Enforcement of Judgments on Civil and Commercial Matters (as defined therein) or the courts of a State party to the 1968 Rome Convention or 1988 Lugano Convention on jurisdiction and recognition of judgments in civil and commercial matters was infringed; (ii) the submission was freely agreed by the Borrower (for which purposes the balance between the position of the parties is taken into account); and (iii) there is a reasonable connection between the courts to which the Borrower submits itself and the subject matter. Should any of the parties to this Agreement bring proceedings before a court in Spain, a Spanish court may decide that pursuant to Article 22.3 of the Organic Law of Judiciary Power it is competent to hear proceedings even though the other party or parties do not appear before it, or appears and contests its jurisdiction based on this Agreement being submitted to the jurisdiction of the courts of the State of New York, United States of America.

(l)                                          Under Spanish procedural law, process must be served personally on each defendant.  The Spanish Supreme Court, taking into account the circumstances of the case, could understand that service of process on an agent appointed by the Borrower has infringed Spanish public policy or the rights of defense of the Borrower.  Should this be the case, the judgment rendered in the United States of America would not be recognized in Spain.

5.             COVENANTS OF THE BORROWER

5.1.                              Affirmative Covenants.  So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

(a)                                       Compliance with Laws, Etc.  Comply in all material respects, with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, complying with ERISA and paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith), noncompliance with which would materially adversely affect the financial condition or operations of the Borrower.

(b)                                      Reporting Requirements.  Furnish to the Lenders:

(i)            as soon as possible and in any event within five days after the occurrence of each Event of Default and each Default continuing on the date of such statement, a statement of an authorized signatory of the Borrower setting forth the details of such Event of Default or Default and the action which the Borrower has taken and proposes to take with respect thereto;

(ii)           such other information respecting the condition or operations, financial or otherwise, of the Borrower as any Lender through the Administrative Agent may from time to time reasonably request.

(c)                                       Further Assurances.  Prior to the Extension Date, promptly upon request by any Agent, or any Lender through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, creating, registering, perfecting, maintaining or protecting the Bank Account Charge or any of the Charged Assets, facilitating the realization of any Charged Asset or the exercise of any right, power or discretion vested in the Collateral Agent, any Receiver or any Delegate (each as defined in the Bank Account Charge), execution (including by sealing) of any transfer, assignment, mortgage, charge or lien or any document required to enable the Collateral Agent or its nominee to obtain legal title to any Charged Assets in circumstances in which it is entitled to obtain legal title under the Bank Account Charge or the giving of any notice, order or directive, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject the Collateral to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

5.2.                              Negative Covenants.  So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not:

(a)                                       Liens, Etc.  Prior to the Extension Date, create or suffer to exist, any lien, security interest or other charge or encumbrance (other than operating leases and licensed intellectual property), or any other type of preferential arrangement (“Liens”), upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, any right to receive income, in each case to secure or provide for the payment of any Debt of any Person, other than the Liens on the Collateral in favor of the Secured Parties and Liens (other than Liens on the Collateral) to secure obligations under the Existing Facility.

(b)                                      Mergers, Etc.  (i) Prior to the Extension Date, consolidate with or merge into, or convey or transfer its properties and assets substantially as an entirety to, any Person; and (ii) subsequent to the Extension Date, consolidate with or merge into, or convey or transfer its properties and assets substantially as an entirety to, any Person, unless, in the case of clause (ii) above, (x) immediately after giving effect thereto, no Default or Event of Default would exist, and (y) the surviving corporation of any merger or consolidation shall have assumed all of the Borrower’s obligations under the Loan Documents (including without limitation  the covenants set forth in Article 5) by the execution and delivery of an instrument in form and substance satisfactory to the Required Lenders.

6.             EVENTS OF DEFAULT

6.1.                              Events of Default.  Each of the following events (each an “Event of Default”) shall constitute an Event of Default:

(a)                                       The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower shall fail to pay interest on any Advance or any other amount payable under the Loan Documents within ten days after the same becomes due and payable; or

(b)                                      Any representation or warranty made or deemed to have been made by the Borrower (or any of its directors) in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed to have been made; or

(c)                                       The Borrower shall fail to perform or observe (i) any term, covenant or agreement contained in Section 5.2(b), (ii) any term, covenant or agreement contained in Section 5.2(a) if such failure shall remain unremedied for 15 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender or (iii) any other term, covenant or agreement contained in this Agreement or the other Loan Documents on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(d)                                      The Borrower shall fail to pay any principal of or premium or interest on any Debt which is outstanding in a principal amount of at least $100,000,000 in the aggregate

(but excluding Debt arising under this Agreement) of the Borrower, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt unless adequate provision for any such payment has been made in form and substance satisfactory to the Required Lenders; or any Debt of the Borrower which is outstanding in a principal amount of at least $100,000,000 in the aggregate (but excluding Debt arising under this Agreement) shall be declared to be due and payable, or required to be prepaid (other than by a scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof unless adequate provision for the payment of such Debt has been made in form and substance satisfactory to the Required Lenders; or

(e)                                       The Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any of its property constituting a substantial part of the property of the Borrower and its Subsidiaries taken as a whole) shall occur; or the Borrower shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f)                                         Any judgment or order for the payment of money in excess of $100,000,000 shall be rendered against the Borrower and there shall be any period of 60 consecutive days during which a stay of enforcement of such unsatisfied judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided that such 60-day stay period shall be extended for a period not to exceed an additional 120 days if (i) the Borrower is contesting such judgment or enforcement of such judgment in good faith, unless, with respect only to judgments or orders rendered outside the United States, such action is not reasonably required to protect its respective assets from levy or garnishment, and (ii) no assets with a fair market value in excess of $100,000,000 of the Borrower have been levied upon or garnished to satisfy such judgment; provided, further, that such 60-day stay period shall be further extended for any judgment or order rendered outside the United States until such time as the conditions in clause (i) or (ii) are no longer satisfied; or

(g)                                      The Borrower or any ERISA Affiliate shall incur, or shall be reasonably likely to incur, liability in excess of $500,000,000 in the aggregate as a result of one or more of the following:  (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; provided, however, that no Default or Event of Default under this Section 6.1(g) shall be deemed to have occurred if the Borrower or any ERISA Affiliate shall have made arrangements satisfactory to the PBGC or the Required Lenders to discharge or otherwise satisfy such liability (including the posting of a bond or other security); or

(h)                                      At any time prior to the Extension Date, (i) the Bank Account Charge shall for any reason cease to be valid and binding on the Borrower or the Borrower shall so state in writing, or (ii) the Collateral Documents after delivery thereof pursuant to Section 3.1 or 5.1(c) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in the Collateral purported to be covered thereby in favor of the Secured Parties, or the amount of the Collateral shall fail to equal at least 100% of the principal amount of Advances (excluding any deemed Advance made pursuant to Section 2.16) outstanding; or

(i)                                          At any time on or after the Extension Date, the Guaranty shall for any reason cease to be valid and binding on the Guarantor or the Guarantor shall so state in writing, or an “Event of Default” as defined in the Guaranty shall have occurred and be continuing.

6.2.                              Lenders’ Rights upon Event of Default.  If an Event of Default occurs or is continuing, then the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower:

(a)                                       declare the obligation of each Lender to make further Advances to be terminated, whereupon the same shall forthwith terminate, and

(b)                                      declare all the Advances then outstanding, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances then outstanding, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower;

provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (i) the obligation of each Lender to make Advances shall automatically be terminated and (ii) the Advances then outstanding, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

7.             THE ADMINISTRATIVE AGENT

7.1.                              Authorization and Action.  (a)  Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof and of the other Loan Documents, together with such powers and discretion as are reasonably incidental thereto.  As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes it to personal liability or that is contrary to this Agreement or applicable law.  The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower as required by the terms of the Loan Documents or at the request of the Borrower, and any notice provided pursuant to Section 5.1(b)(i).

7.2.                              Administrative Agent’s Reliance, Etc.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct.  Without limitation of the generality of the foregoing, the Administrative Agent:

(a)                                       may treat the Lender that made any Advance as the holder of the Debt resulting therefrom until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.7;

(b)                                      may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with  the advice of such counsel, accountants or experts;

(c)                                       makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents;

(d)                                      shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of the Loan Documents on the part of the Borrower or to inspect the property (including the books and records) of the Borrower;

(e)                                       shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant hereto; and

(f)                                         shall incur no liability under or in respect of the Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

7.3.                              Citibank and Affiliates.  With respect to its Commitment and the Advances made by it, Citibank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not an Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Citibank in its individual capacity.  Citibank and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person who may do business with or own securities of any Loan Party or any such Subsidiary, all as if Citibank was not an Agent and without any duty to account therefor to the Lenders.

7.4.                              Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon any Agent or any Joint Lead Arranger and Bookrunner, or any other Lender, based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon any Agent, any Joint Lead Arranger and Bookrunner, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

7.5.                              Indemnification.  The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of any Loan Document or any action taken or omitted by the Administrative Agent under any Loan Document (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Administrative Agent’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.5 applies whether any such investigation, litigation or proceeding is brought by the Administrative Agent, any Lender or a third party.  For purposes of this Section 7.5, the Lenders’ respective ratable shares of any amount shall be determined, at any time, according to their respective aggregate Commitments.

7.6.                              Successor Agents.  The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders.  Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof, or under the laws of England, and having a combined capital and surplus of at least $500,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article 7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.

7.7.                              Joint Lead Arrangers and Bookrunners.  Certain entities have been designated as Joint Lead Arrangers and Bookrunners, under this Agreement, but the use of such titles does not impose on any of them any duties or obligations greater than those of any other Lender.

8.             MISCELLANEOUS

8.1.                              Amendments, Etc.  No amendment or waiver of any provision of any Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, or by the Administrative Agent acting with the consent of the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders affected thereby, do any of the following:  (a) waive any of the conditions specified in Sections 3.1, 3.2 and 3.3, (b) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (d) extend the Termination Date or postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (f) release the Guarantor from any of its obligations under the Guaranty, (g) release any portion of the Collateral or change the amount of the Collateral required to be pledged in favor of the Secured Parties hereunder, or (h) amend this Section 8.1; and provided further that no amendment, waiver or consent shall affect the rights or duties of the Administrative

Agent under any Loan Document or any Advance unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action.

8.2.                              Notices, Etc.  (a) Addresses.  All notices and other communications provided for hereunder shall be in writing (including facsimile communication) and mailed, telecopied, or delivered, as follows:

if to the Borrower :

Sheffield Investments S.L.

Calle El Raiguer 12
Pol. Ind. El Raiguer
08170 Montornes del Valles
Barcelona, Spain
Attention:  Dept. Legal
Fax number:  +34 93 571 9143;

if to the Guarantor, as specified in the Guaranty;

if to any Initial Lender, at its Applicable Lending Office specified opposite its name on Schedule 1 hereto;

if to any other Lender, at its Applicable Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender;

if to Citibank, as Administrative Agent:

Citibank International PLC
5th Floor, Citigroup Centre,
Canary Wharf
London E14 5LB
Attention: Loans Agency
Fax no: 44 20 8636 3824/5; or

as to the Borrower or the Administrative Agent at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent.

(b)                                      Effectiveness of Notices.  All such notices and communications shall, when mailed or telecopied, be effective when deposited in the mail or telecopied, respectively, except that notices and communications to the Administrative Agent pursuant to Article 2, 3 or 7 shall not be effective until received by the Administrative Agent.  Delivery by facsimile of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

8.3.                              No Waiver; Remedies.  No failure on the part of any Lender or any Agent to exercise, and no delay in exercising, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

8.4.                              Costs and Expenses.  (a)  Agent; Enforcement.  The Borrower agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery, administration (excluding any cost or expenses for administration related to the overhead of each Agent), modification and amendment of the Loan Documents and the documents to be delivered thereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under the Loan Documents, and all costs and expenses of the Lenders and the Administrative Agent, if any (including, without limitation, reasonable counsel fees and expenses of the Lenders and the Administrative Agent), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents and the other documents to be delivered thereunder.

(b)                                      Prepayment of Advances.  If any payment of principal of Advance is made other than on the last day of the Interest Period for such Advance or at its maturity, as a result of a payment pursuant to Section 2.8, acceleration of the maturity of the Advances pursuant to Section 6.2 or for any other reason, or if an assignment of an Advance is made other than on the last day of the Interest Period for such Advance as a result of a demand by the Borrower pursuant to Section 8.7(a), the Borrower shall, upon demand by any Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent, as applicable, for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(c)                                       Indemnification.  The Borrower agrees to indemnify and hold harmless the Administrative Agent and each Lender and each of their respective affiliates, control persons, directors, officers, employees, attorneys and agents (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) which may be incurred by or asserted against any Indemnified Party, in each case in connection with or arising out of, or in connection with the preparation for or defense of, any investigation, litigation, or proceeding (i) related to any transaction or proposed transaction (whether or not consummated) in which any proceeds of any Borrowing are applied or proposed to be applied, directly or indirectly, by the Borrower, whether or not such Indemnified Party is a party to such transaction or (ii) related to the Borrower’s entering into this Agreement, or to any actions or omissions of the Borrower, or any of its officers, directors, employees or agents in connection therewith, in each case whether or not an Indemnified Party is a party thereto and whether or not such investigation, litigation or proceeding is brought by the Borrower or any other Person; provided, however, that the Borrower shall not be required to indemnify any such Indemnified Party from or against any portion of such claims, damages, losses, liabilities or expenses that is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party.

(d)                                      Survival.  Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Section 2.2(c), 2.9, 2.12 and Section 8.4(b) shall survive the payment in full of principal and interest hereunder.

8.5.                              Right of Set-Off.  Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.2 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.2, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under the Loan Documents, whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured.  Each Lender shall promptly notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender and its affiliates under this Section 8.5 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its affiliates may have.

8.6.                              Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agents, and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

8.7.                              Assignments and Participations.  (a)  Assignment of Lender Obligations.  After the Extension Date or during the continuance of an Event of Default, each Lender may, and if demanded by the Borrower upon at least five Business Days notice to such Lender and the Administrative Agent will, assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments and the Advances owing to it), subject to the following:

(i)            each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement;

(ii)           the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than

€10,000,000 (subject to reduction at the sole discretion of the Borrower) and shall be an integral multiple of €1,000,000;

(iii)          each such assignment shall be to an Eligible Assignee;

(iv)          each such assignment made as a result of a demand by the Borrower pursuant to this Section 8.7(a) shall be arranged by the Borrower after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments which together cover all of the rights and obligations of the assigning Lender under this Agreement;

(v)           no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 8.7(a) unless and until such Lender shall have received payment of an amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement (including without limitation amounts payable under Section 8.4(b)); and

(vi)          the parties to each such assignment shall execute and the assigning Lender shall, not less than five Business Days prior to the effectiveness of any Assignment and Acceptance, deliver to the Administrative Agent which shall give prompt notice thereof to the Borrower by facsimile or other electronic communication, for the Administrative Agent’s acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of €1,500, provided that, if such assignment is made as a result of a demand by the Borrower under this Section 8.7(a), the Borrower shall pay or cause to be paid such €1,500 fee.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than those provided under Section 8.4) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto), other than Section 8.12.

(b)                                      Assignment and Acceptance.  By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant hereto, ; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of the Loan Documents, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee represents that (A) the source of any funds it is using to acquire the assigning Lender’s interest or to make any Advance is not and will not be plan assets as defined under the regulations of the Department of Labor of any Plan subject to Title I of ERISA or Section 4975 of the Code or (B) the assignment or Advance is not and will not be a non-exempt prohibited transaction as defined in Section 406 of ERISA; (vii) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (viii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c)                                       Administrative Agent’s Acceptance. Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(d)                                      Register.  The Administrative Agent shall maintain at its address referred to in Section 8.2 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)                                       Sale of Participation.  Each Lender may sell participations to one or more Eligible Assignees in or to all or a portion of its rights and obligations under the Loan Documents (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it), subject to the following:

(i)            such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged,

(ii)           such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

(iii)          the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents, and

(iv)          no participant under any such participation shall have any right to approve any amendment or waiver of any provision of the Loan Documents, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

(f)                                         Disclosure of Information.  Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.7, disclose to the assignee or participant or proposed assignee or participant, any information relating to any Loan Party furnished to such Lender by or on behalf such Loan Party; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to the Loan Parties received by it from such Lender by signing a confidentiality agreement substantially in the form attached hereto as Exhibit G.

(g)                                      Regulation A Security Interest.  Notwithstanding any other provision set forth in any Loan Document, any Lender may at any time create a security interest in all or any portion of its rights under the Loan Documents (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A.

8.8.                              Release/Application of Collateral.  (a)  Upon the effectiveness of the Guaranty and occurrence of the Extension in accordance with the terms of the Loan Documents, the Administrative Agent shall promptly instruct the Collateral Agent to release the Liens on the Collateral created under the Collateral Documents.

(b)                                      If the Advances become due and payable prior to the release of Liens on the Collateral described above, the Administrative Agent shall instruct the Collateral Agent to cause the funds on deposit in the Charged Account to be transferred to the

Administrative Agent’s Account for the payment of interest and repayment of the Advances.

8.9.                              Governing Law.  This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

8.10.                        Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic communication shall be effective as delivery of a manually executed counterpart of this Agreement.

8.11.                        Jurisdiction, Etc.  (a)  Submission to Jurisdiction; Service of Process.  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York state court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the extent permitted by law, in such Federal court.  The Borrower hereby agrees that service of process in any such action or proceeding brought in any such New York state court or in such Federal court may be made upon CT Corporation System (the “Process Agent”), with an office on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, United States (or such other address in the United States as notified to the Administrative Agent by the Process Agent from time to time, and the Borrower hereby irrevocably appoints the Process Agent its authorized agent to accept such service of process, and agrees that the failure of the Process Agent to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. The Borrower hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Borrower at its address specified pursuant to Section 8.2.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to serve legal process in any other manner permitted by law or to bring any action or proceeding relating to the Loan Documents or the Notes in the courts of any jurisdiction.

(b)                                      Waivers.  Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Loan Documents in any New York state or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

8.12.                        Confidentiality.  Neither the Administrative Agent nor any Lender shall disclose any confidential information relating to any Loan Party to any other Person without the consent of such Loan Party, other than (a) to the Administrative Agent’s or such Lender’s affiliates and their officers, directors, employees, agents and advisors, and then, in each such case, only on a confidential basis, (b) to actual or prospective assignees and participants in accordance with Section 8.7(f), (c) as required by any law, rule or regulation or judicial process, and (d) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking or other financial institutions.  Notwithstanding any other provision in this Agreement, the Administrative Agent and the Lenders hereby confirm that the Borrower (and any employee, officer, representative or agent thereof) shall not be limited from disclosing the U.S. tax treatment or U.S. tax structure of the transactions contemplated under the Loan Documents.

8.13.                        Integration.  The Loan Documents represent the agreement of the Loan Parties, the Agents and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Loan Party or Lender relative to the subject matter hereof not expressly set forth or referred to in the Loan Documents other than the matters referred to in any fee letter, between the Guarantor and the Initial Lenders, and Section 8.4(a) and except for Confidentiality Agreements entered into by each Lender in connection with this Agreement.

8.14.                        USA Patriot Act Notice, Etc.  The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify the Loan Parties in accordance with the Patriot Act or any similar “know your customer” or other similar checks under all applicable laws and regulations.

8.15.                        Judgment.  (a)  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Sterling into Euro, or to convert a sum due hereunder in Euro into Sterling, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be the Equivalent thereof on the Business Day succeeding that on which final judgment is given.

(b)                                      The obligation of the Borrower in respect of any sum due from it in Euro or Sterling (each a “Primary Currency”) to any Lender or any Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or such Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or such Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or such Agent

(as the case may be) in the applicable Primary Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or such Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or such Agent (as the case may be) in the applicable Primary Currency, such Lender or such Agent (as the case may be) agrees to remit to the applicable Borrower such excess.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SHEFFIELD INVESTMENTS S.L., as Borrower

By:	/s/ Montserrat Serra Punti
Name: Montserrat Serra Punti
Title: Individual Director
(“administradora solidaria”)

CITIBANK INTERNATIONAL PLC, as Administrative Agent

By:	/s/ Paul Gibbs
Name: Paul Gibbs
Title: Vice President

CITIBANK INTERNATIONAL PLC, as Initial Lender

By:	/s/ Paul Gibbs
Name: Paul Gibbs
Title: Vice President

UBS LIMITED as Initial Lender

By:	/s/ Graham Vance
Name: Graham Vance
Title: Executive Director

By:	/s/ Matthew Jolly
Name: Matthew Jolly
Title: Executive Director

SCHEDULE 1
List of Applicable Lending Offices

Name of Initial Lender	Domestic Lending Office	Eurocurrency Lending Office

Citibank International plc	UK Loans Processing Unit 5th Floor 33 Canada Square London E14 5LB United Kingdom	UK Loans Processing Unit 5th Floor 33 Canada Square London E14 5LB United Kingdom
	Attn: Citibank Intl plc, Loans Processing Unit T: +44 (0)20 7508 6308/1838/6107 F: +44 (0)20 7942 7512	Attn: Citibank Intl plc, Loans Processing Unit T: +44 (0)20 7508 6308/1838/6107 F: +44 (0)20 7942 7512

UBS Limited	Banking Products Services 1 Finsbury Avenue London EC2M 2PP United Kingdom T: +44 20 7568 0445/0442/0502/5607 F: +44 20 7568 3978 / 5664	Banking Products Services 1 Finsbury Avenue London EC2M 2PP United Kingdom T: +44 20 7568 0445/0442/0502/5607 F: +44 20 7568 3978 / 5664
	With a copy to: Alan Greenhow/Tina Elliott	With a copy to: Alan Greenhow/Tina Elliott
	Banking Products Services 1 Finsbury Avenue, London EC2M 2PP United Kingdom	Banking Products Services 1 Finsbury Avenue, London EC2M 2PP United Kingdom
	T: +44 20 7568 7122 +44 20 7568 1298 F: +44 20 7568 4664	T: +44 20 7568 7122 +44 20 7568 1298 F: +44 20 7568 4664

SCHEDULE 1

SCHEDULE 2

CALCULATION OF THE MANDATORY COST

1.                                 The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.                                 On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.                                 The Additional Cost Rate for any Lender lending from an Applicable Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent.  This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Applicable Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Applicable Lending Office.

4.                                 The Additional Cost Rate for any Lender lending from a Applicable Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)                                      in relation to a Sterling Advance:

AB + C(B - D) + E × 0.01	per cent. per annum
100 - (A + C)

(b)                                     in relation to an Advance in any currency other than Sterling:

E × 0.01	per cent. per annum
300

Where:

A                           is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B                             is the percentage rate of interest (excluding the Applicable Interest Rate Margin and the Mandatory Cost and, if applicable, the additional rate of interest specified in Section 2.11(e) (Default interest)) payable for the relevant Interest Period on the Advance.

SCHEDULE 2-1

C                             is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D                            is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E                              is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.                                 For the purposes of this Schedule:

(a)                                      “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)                                     “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)                                      “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)                                     “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.                                 In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7.                                 If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.                                 Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)                                      the jurisdiction of its Applicable Lending Office; and

SCHEDULE 2-2

(b)                                     any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.                                 The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Applicable Lending Office in the same jurisdiction as its Applicable Lending Office.

10.                           The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.                           The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.                           Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.                           The Administrative Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 2-3

SCHEDULE 3

COMMITMENTS

INITIAL LENDER	EUR

Citibank International plc	€220,000,000
UBS Limited	€220,000,000

TOTAL	€440,000,000

SCHEDULE 3